UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2010

LATTENO FOOD CORP.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-21247	13-2622429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

8953 Woodbine Avenue Markham, Ontario, Canada	L3R 0J9
(Address of Principal Executive Offices)	(Zip Code)

(905) 474-5593
 (Registrant’s Telephone Number, Including Area Code)

B&D Food Corp.
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

As used in this Current Report, “we,” “us,” “our,” “Company,” or “Latteno” refers to Latteno Food Corp., a Delaware corporation.

As disclosed on our Current Report on Form 8-K filed with the Commission on May 19, 2009, on May 13, 2009, the Company entered into a purchase and sale agreement to purchase 60% of the outstanding shares of Global Milk Businesses and Administration of Private Properties LTDA. ("Global Milk"), a limited liability company incorporated in the State of Sao Paulo, Brazil. Global Milk holds the rights of certain intellectual property of the brand name products manufactured and sold under the brand name Teixeira, a very strong dairy product brand name and distribution system throughout Brazil.

Latteno determined that it is the accounting acquirer and had obtained control of Global Milk on May 19, 2009.  Latteno therefore consolidated 100% of Global Milks assets and liabilities.  Management has determined that the net assets of Global Milk on the date of acquisition consisted of trademarks and patents valued at $9,987,200.

On February 10, 2010 Latteno completed the payment and capital contributions required for the acquisition of Global Milk.

Latteno acquired land located in Brazil from AES Comercial Ltda through the issuance of a convertible debenture totalling $8,446,421 (15,000,000 Reals).  The note bears interest at 2.27% per annum and matures on February 9, 2015.  This land was transferred to Global Milk, as part of the required capital contribution.  Latteno issued an additional convertible debenture to Global Milk for $2,815,474 (5,000,000 Reals).  The note bears interest at 2.27% per annum and matures on February 9, 2015.

Latteno’s partner, the 40% non-controlling interest of Global Milk was notified by Latteno that they were in violation of the shareholder agreement, due to breach of the non-compete clause.  The remaining 5,000,000 Reals ($2,815,474) payable to Castrol for the Global Milk shares acquired, was therefore no longer payable.

The above transactions enabled Latteno to complete the acquisition of Global Milk.

On March 11, 2010, as a result of the non-compete and other violations by Castrol, a special meeting of the shareholders of Global Milk was held and majority shareholders voted to exclude the partner, Castrol, thereby making Latteno the sole shareholder of Global Milk.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

DATED: May 7, 2010	LATTENO FOOD CORP.

/s/ Daniel Ollech Daniel Ollech Chief Executive Officer